UNITED STATES

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CEMPRA, INC.

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Today, Cempra Inc., (Nasdaq:CEMP), a clinical-stage pharmaceutical company focused on developing differentiated anti-infectives for acute care and community settings to meet critical medical needs in the treatment of infectious diseases, and Melinta Therapeutics, a privately held company focused on discovering, developing, and commercializing novel antibiotics to treat serious bacterial infections, announced that the companies have entered into a definitive agreement under which Melinta will merge with a subsidiary of Cempra to create a leading, commercial stage antibiotics company with a comprehensive portfolio of assets developed to address the growing problem of antibiotic resistance.

Following are highlights surrounding the Cempra and Melinta transaction:

This transaction occurs at a time when many companies worldwide have halted or scaled back their efforts to develop antibiotics, and represents an important platform for the successful research, development and commercialization of new therapeutic options in the anti-infectives space.

Along with the U.S. FDA-approved Baxdela™ for the treatment of acute bacterial skin and skin structure infections (ABSSSI), including both gram-positive and gram-negative methicillin-resistant staphylococcus aureus (MRSA); the companies’ combined pipeline includes development programs for such increasingly difficult-to-treat diseases such as ABSSSI, community acquired bacterial pneumonia (CABP), complicated urinary tract infections (UTIs), urethritis/gonorrhea, conjunctivitis, and chronic bone and joint infections. See below for a link to a graphic of the combined company pipeline.

•	On a pro forma basis, and based upon the number of shares of Cempra common stock to be issued in the merger, current Cempra shareholders will own approximately 48 percent of the combined company and current Melinta shareholders will own approximately 52 percent of the combined company.

•	Cempra and Melinta will work together through a joint selection committee to identify the CEO leadership of the combined company, which will be named Melinta Therapeutics and will bring together a deep bench of management talent from both companies.

•	The transaction is expected to close in the fourth quarter of 2017, subject to the approval of the stockholders of each company as well as other customary conditions.

Interviews with Senior Management and additional background information are available upon request.

Thank you for your interest and consideration.